Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2011

April 19, 2011   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael — President and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Joseph E. Dondanville — Senior Vice President and Chief Financial Officer

John Robison — Treasurer and Chief Investment Officer

Conference Call Participants

Name	Affiliation

Doug Mewhirter	RBC Capital Markets
Ken Billingsley	BGB Securities
Vincent DeAugustino	Stifel Nicolaus
Dean Evans	Keefe, Bruyette & Woods
Vinay Misquith	Credit Suisse
Ron Bobman	Capital Returns
Bijan Moazami	FBR Capital Markets

RLI CORP.

Moderator: John Robison

April 19, 2011

10:00 a.m.  CT

Operator:  Good morning ladies and gentlemen and welcome to the RLI Corp. first quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company we will open the conference for questions after the presentation.

Before we get started let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings included in the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

RLI Management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

Again at the request of the company we will open the conference for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison. Please go ahead sir.

John Robison:  Thank you and good morning to everyone. Welcome to the RLI earnings teleconference for the first quarter of 2011. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

The format for the call is as follows. I’ll give a brief review of the financial highlights and discuss the investment portfolio. Mike Stone will talk about the quarter’s operations. Then we’ll open the call up to questions and Jon Michael will finish up with some closing comments.

Our first quarter operating earnings were $1.11 per share, versus 94 cents for the same period a year ago. Included in this quarter’s earnings are $10.5 million in pretax favorable development and prior year loss reserves which came from all segments. The combined ratio for the first quarter was 83.6. Gross written premiums were slightly higher year-over-year at $143 million.

While the premiums in our general liability book of business declined, we were able to offset this decline by new products initiatives like crop and or geographic footprint expansions, such as surety.

Comprehensive earnings were $31.7 million for the quarter or $1.49 per share. We had operating cash flows of nearly $18 million for the quarter. Book value per share increased 3% to $38.94 per share, with shareholders’ equity at nearly $820 million.

Turning to the share repurchase program, we have $94.1 million remaining on our share repurchase program, as no shares were purchased in the first quarter. We paid a special dividend of $7 in late December and have been accumulating cash to close on our CBIC transaction. We continually review our capital position in relation to our needs and opportunities. Our first choice is to deploy our excess capital. But when we cannot find suitable opportunities to enhance shareholder value we return it.

Speaking of CBIC we expect to close this transaction at the end of this month pending final approvals. We are excited to begin the formal integration of this organization into RLI and look forward to welcoming the talented associates and agents to RLI.

Turning to the investment portfolio, as of March 31, our overall allocation was 76% in fixed income, 18% in equities, 6% in short-term investments. The only significant change from year-end is our accumulation of cash. Once again, that is to support the acquisition of CBIC. The total return on our investment portfolio for the first quarter was 1.6%. The bond portfolio returned .8% in the quarter, while equities were up 5.7%.

We had no OTTI charges for the quarter. Investment income is down roughly 2% on lower invested assets and a lower reinvestment rate. Our duration is roughly 4.9 and our portfolio quality is “AA.”

The equity market posted one of the strongest first quarter returns in history. The risk trade was on as equities surged higher in the first quarter. while bonds simply clipped coupons.

Inflation expectations have increased over the past few weeks due to rising commodity prices, which were up 10% year to date. While excluded from core inflation, higher food and energy prices certainly diminished a consumer’s disposable income. This has made for a more volatile interest rate environment as yields on the ten-year treasury ranged from 3.17% to 3.74% during the quarter.

We still have concerns over the economic recovery. Consumer spending remains weak and housing continues to languish. While we have seen improvement in the unemployment rate, are we really creating jobs or is the labor force declining? Geopolitical fears as well as the lingering financial crisis in Europe continue to weigh on investor confidence. In addition, major rating agencies are now taking a hard look at US debt levels and voicing concerns that the plans in Washington appear to be inadequate in addressing the mounting debt levels. The big question that is yet to be answered: can this economy stand on its own after the fed ends QE2 sometime in June?

On the fixed income side, we continue to look for defensive structures — securities that will offer more protection in a rising rate environment which we believe is coming. On the equity side, we focus on high-quality names that offer that offer yield and lower betas to reduce our overall volatility.

For the operations highlights I will now turn the call over to Mike Stone. Mike?

Mike Stone:  Thanks John. Good morning everyone. A few market highlights, first a very good underwriting quarter for us off to a good 2011.

Overall, pricing continues to experience moderate decreases. It’s bumping along the bottom frankly. Obviously significant property caps over the last six months, including the significant loss in Japan. Our exposure is around $1 million we believe, all out of our marine business.

RMS, the CAT modeling company, made a version change in the quarter which is roiling the property market, basically the wind changes. Even with the CATs and the RMS version change, a little price movement in the property segment, but it’s still very early. Casualty — no impact from the CATs, as it continues to drift downward.

Now look at our casualty segment. We were down 4% in the quarter. Rates are pretty flat overall. We are giving up market share as we bide our time and work diligently on selection at this stage of the market.

New products, specifically Design Professionals, grew some $2 million, which in the quarter helping to offset the decline in our general liability and our executive products product lines.

We continue to add product. We added an uninsured motorist segment to our PUP product in the quarter. We’re rolling out our Pro Pack and Pro Comp in our Design Professionals. And we continue to look to build out our product portfolio.

Construction activity — still dormant but we are seeing some signs of improvement. And certainly CBIC when we get it closed should be a shot in the arm particularly with their packaged product.

Optimistic that casualty rates will not decrease significantly going forward. As I said I think we are bumping along the bottom waiting for some form of catalyst.

Our property segment — gross written premium up 12%, rates flat to down just a small percentage. CAT rates mixed, winds probably up a little bit, and earthquake down a little bit.

Marine business up 15% in the quarter. Our re-underwriting of that space is complete, trajectory’s good, still work to do but promising outlook.

Our home office reinsurance initiatives — up 22% in the quarter, that includes our crop business and some assumed treaty business.

As I mentioned earlier about $1 million in marine losses from Japan. Only product line reporting are expecting any loss from the foreign CATs. Expect some moderate loss from the North Carolina tornadoes, the second quarter event, but it would be a fairly small loss for us. And the version change on the CAT model, Florida winds up 50-plus percent for the market. But the market is showing some signs of price movement but like I said it’s still early.

In our surety business — gross written premiums up 2%, our rates flat. Experience continues to be better than expected. And there has been no adverse development in the contract segment from the economic slowdown. But we continue to be vigilant here. Certainly surety is looking forward to the integration of the CBIC surety business which hopefully will begin here early in the second quarter.

Overall good underwriting quarter, underwriters being appropriately selective as we continue to scour for the better opportunities. Standard lines companies still aggressive, construction activity still more but seeing some life in New England and Texas, but Florida and California very weak. Property improving considerably - considerable activity with the CATs and the model changes.

Our mix continues to shift from casualty. Right now our casualty business is about 45% of our business, property’s 40%, and surety is 15%. Compare that to 2005 when our casualty business was 70%, property 20%, and surety 10%.

Overall our business model is built to flex as needed and we continue to build out our product portfolio. Unlike some others, we’re not waiting for a turn but continuing to find and look for good opportunities. And I think you’ll see by our revenue, our gross written premium performance in the quarter, that we are doing pretty well given the state of the market. That’s all.

John Robison:  Thank you Mike. I’d like to open the call up to questions now.

Operator:  And ladies and gentlemen if you have a question today please press star-1 on your touch-tone telephone. If you’re using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again that is star-1 if you have a question today.

And we’ll take our first question from Doug Mewhirter with RBC Capital Market.

Doug Mewhirter:  Hi, good morning. I just had two questions. The first, taking a look at your - for the quarter, your accident-year loss ratios have actually showed some improvement in most of your lines, not a huge improvement, but still, you know, considering where the pricing trends are going, that was I guess a pleasant surprise. And I think it may have been the case in the fourth quarter as well. Can you I guess explain sort of how it’s developed? Is it solely due to better underwriting decisions? Is it - some of it business mix?

And is some of it maybe especially in the longer tailed lines any kind of shift in actuarial assumptions where you say well, you know, loss experience continues to be so good that we can’t, you know, we’ve been overly conservative on past loss picks maybe, you know, we kind of have to back off a little bit on our current loss picks just because of, you know, big picture actuarial trends? And it’s a complicated question but just seeing if you could give me some help on that.

Jon Michael:  Hi. It’s Jon Michael. It’s all of the above. All of that goes into the loss picks. And, you know, our experience as it develops influences the loss picks. Probably the biggest influencer though is the mix of business that we have. So it’s all of the above and I couldn’t tell you the degree to which all of those influence our current accident year. But a lot of it is the mix of business.

Doug Mewhirter:  Okay and I had a - thanks for that answer - my follow-up question is regarding earthquakes. Obviously they’ve been in the news and we’ve heard in the media and anecdotal accounts of a lot more, I’d just say submission activity in California. I guess people are waking up to the fact that they’re not covered for earthquakes and they just saw $100 billion event in Japan.

Are you seeing that and is that - at the same time you said that the rates are about flat or maybe down a bit. I mean are you seeing this increase in submissions or increase in demand? And do you think it would appreciably influence pricing in that line?

Mike Stone:  Yes, it’s Mike Stone. Certainly it’s early from a pricing perspective. But yes, we are seeing increased submission activity. I think you’re right. I think people understand that there’s a possibility of earthquakes in California so we would expect the demand to increase. But what we’re also seeing is, when they see with the price is, they’re not buying. So we’re not seeing a whole lot of increased premium as a result. I do think rates will go up as the year progresses as people better understand the catastrophe risk associated with earthquake and possibly increased activity. So yes increased submission right now but not a whole lot of additional premium because people are again, don’t like the price.

Doug Mewhirter:  Okay thanks. That’s all my questions.

Operator:  Up next we’ll go to Ken Billingsley, BGB Securities.

Ken Billingsley:  Good morning congratulations on the quarter. The retention standpoint I was looking at obviously - I mean I’m talking about from gross premiums versus net premiums written. It looks like the retentions are up. Is that going to be a trend that we’re likely going to see as potentially reinsurance costs rise? Is that something that’s a strategy because of the market itself or opportunities that you see in the mix of your business?

Joe Dondanville:  Ken, thanks for the question. It’s in part the latter, the opportunity. On the property side the growth in marine and growth on the crop business and the property treaty business are lines in which we have larger retentions on. Surety, I think what you see there is just improved reinsurance cost on our part. And then casualty is primarily mix. And that’s pretty flat. So mix is changing that.

Ken Billingsley:  And what type of impact do you see on your book based on obviously the market trends and that this was maybe in more of a reinsurance event in lot of these CATs as opposed to domestic impact? What kind of impact do you see that being on future reinsurance rates for your business, even in non-property areas?

Joe Dondanville:  Well, a majority of our reinsurance is renewed 1-1. And so we would see I think a fairly consistent reinsurance cost throughout 2011, as our treaties renewed at or slightly favorable results as of 1-1.

Mike Stone:  Ken, this is Mike Stone, just to amplify that I do believe reinsurance rates are going to go up. I think that we are fortunate that we renewed our property treaties at 1-1. I suspect that the 6-1s and the 7-1s, are going to see some rate increase. If we don’t we’re really in a crazy business.

Ken Billingsley:  Very good. And then on from a competition standpoint I know you gave us some color on rates and where you’re seeing some of the direction there. Can you talk about the impact of renewal business versus new business and the competition for that? And obviously you’re letting some business go on I believe your casualty lines. But can you just talk about what you’re seeing competition between renewal and new business and whether it’s pricing specific or coverage related?

Mike Stone:  It’s Mike Stone. It’s mostly pricing, Ken. I think what we see, continue to see, is by and large that the competition is the standard lines companies are taking a bigger hunk of the specialty space, packaging up business that wasn’t package before. Oftentimes brokers are not even seeing the business that doesn’t get away from independent agents or the big brokers.

So it’s price. Its standard lines companies. I think by and large the E&S and specialty space is fairly disciplined here. So, until we see some change from that and some increased economic activity, it’s hard to see a lot of market movement.

Ken Billingsley:  So in your case since it’s not leaving the independent it’s even hard to even quote on some of that renewal business? You’re not even getting a shot at some of it?

Mike Stone:  Yes, some of it we don’t get a shot at. Obviously the renewal business is stuff that we fight awful hard to keep because we know it better. It’s in season to some degree. New business is more difficult. Yes, and I think if you listen to the brokers certainly the wholesalers and the specialty brokers they are struggling as is the specialty market space.

Ken Billingsley:  And then on that renewal business are you — and I don’t want to put words in your mouth — but some cases we’ve heard that in the past few quarters that renewal business has been - there’s been some success in pushing some rate increases or holding the line there where it wasn’t necessarily with new. Are you having that same experience or are you - your model a little different?

Mike Stone:  Well, I’m more than happy for you to put words in my mouth if it means rates are going up. I think by and large that we’re getting a little rate in various segments of our business. Certainly we’ve lost share. Some of that’s because we’ve pushed price. So yes I think we’re seeing a little opportunity in some spots.

Ken Billingsley:  Great. Last question on the reserve release is — what years were some of the bulk of those reserve releases coming from?

Joe Dondanville:  Ken, it’s Joe Dondanville. On the casualty side, the bulk was 2006 to 2009. On the property side we had some marine, 2005 to 2009, and crop is 2010. And then surety is 2008 to 2010. So it’s more of the past three to five years.

Ken Billingsley:  Okay but on the casualty side the longer tail stuff that’s not much is coming out of 2010 already? It’s mostly ‘06 and ‘09?

Joe Dondanville:  Right.

Ken Billingsley:  Through ‘09?

Joe Dondanville:  Yes.

Ken Billingsley:  Great. Well congratulations on the quarter. Thanks for taking my questions.

Operator:  Our next question today comes from Vincent DeAugustino, Stifel Nicolaus.

Vincent DeAugustino:  Hi, good morning, just two quick questions. In terms of the expense ratio, is there any details that you could provide in terms of what’s driving that since it’s a few points higher than recent quarters? And I guess if there’s any sort of a seasonality that we should bake into our expectations since I guess it was more in line with 1Q ‘10? Thanks.

Joe Dondanville:  The expense ratio is in part a driven base off of overall results. And as the results improved in the first quarter this year we see higher bonus accruals as well as retirement and profit-sharing accruals. And the other component in this particular quarter has to do with a cost associated with the CBIC transaction and trying to, you know, bring it to head, get all the appropriate approvals. And that was about a $300,000 impact to the first quarter.

Vincent DeAugustino:  Okay great. And then I guess for John, looking at the equity portfolio if I’m doing the math right it looks like RLI sold about 5 million in equities since the equity portfolio was up about 5.7. But the balance sheet’s only showing about 4.1% increase. Is there anything in your outlook that has changed since I think the commentary last quarter indicated a little bit more bullishness in terms of reaching the 20% equity mix target or is it just that the dividends aren’t necessarily being reinvested in equities? Thank you.

John Robison:  Yes right now we’ve kind of changed our outlook a little bit over the last three months with some of the activity we’re seeing in the economic news. You’ve even seen a lot of economists reduce their GDP forecast from 4% in the first quarter to 2% percent giving some of the economic data that’s come in from housing to durable goods, et cetera.

So we still target 20% over the long run. We haven’t reinvested our dividends as of late because we’re raising money again to acquire CBIC. But 20% is our long term outlook. And that will fluctuate quarter-to-quarter depending on market activity and what we have going on from an insurance operation.

Vincent DeAugustino:  All right thanks. That’s all I had.

Operator:  Our next question today comes from Dean Evans, KBW.

Dean Evans:  Yes, thanks guys. I was first wondering if you could maybe sort of revisit CBIC bit. I know you’ve given some color on previous conference calls. I was wondering if we can kind of get an update of what your thoughts are as you do integrate it going forward, what we can expect to see, sort of how it breaks out by segment, how to think about modeling it I guess in your current segments. Any sort of additional color you could help us with there?

Mike Stone:  Well, it’s Mike Stone. Yes, hopefully we get this thing closed in the next few weeks. Their business, you know, they’re a good underwriting company like we are. The casualty business, the package business which is basically casualty, is declining as you would expect. Surety business is holding up pretty good. So, you know, I think the historical stuff on CBIC it is fairly accurate going forward. I mean probably a little decline in their premium by the time we get a hold of it but so I think that’s it.

Dean Evans:  And it’s about half-and-half between surety and casually if I remember correctly?

Mike Stone:  Yes roughly.

Dean Evans:  Okay. Sort of moving onto a different area, the property growth I know one area you had mentioned was Marine. Anything else that we’re seeing in there, any new products or sort of what’s driving that segment other than I guess what you mentioned?

Mike Stone:  Well, we have some crop in there, a little bit of growth there. We have our reinsurance operation, a little growth there both the facultative side and some assumed treaty business. That’s basically what’s driving that. The E&S property’s about flat so, you know, the big product in that space.

Dean Evans:  Okay and I guess lastly if I could real quick I know you sort of hit on it in the beginning that your preference is to deploy capital into the business. Given the opportunities you see today could you sort of refresh us with your thoughts on repurchases or capital management particularly with the current valuation of the shares?

Jon Michael:  Yes, we paid that $7 dividend at the end of the year. We did not repurchase any shares during the first quarter as we were holding cash for the CBIC acquisition. Our position is still that we would rather use that capital in the business and deploy it ourselves. Short of that we will return it to the shareholders. I won’t give an opinion on relative positioning and our returning of our capital at 1.5 times book versus book value or below. But certainly we’ll return it if we don’t need it. But, you know, it is what it is so...

Dean Evans:  Okay thank you very much, appreciate the color.

Operator:  Next up we’ll hear from Bijan Moazami, FBR Capital Markets. Bijan your line is open. Please check your mute function. Hearing no response we’ll take our next question from Vinay Misquith, Credit Suisse.

Vinay Misquith:  Hi, good morning. Just wanted some color on the competitive landscape. Just looking at this quarter maybe versus the last quarter has there been some sort of leveling off the competitive dynamic?

Mike Stone:  This is Mike Stone. Yes, I mean if the rate competition is probably less than it was last quarter. It’s still it’s not improving. So that being the proxy for competitive dynamics, yes it’s probably a little less competitive today than it was last quarter but it’s still competitive.

Vinay Misquith:  Right, fair enough. And why do you think it’s getting less competitive? Are the cash flows getting worse than they were before or are loss cost trends? Because loss cost trends seem to be pretty favorable, so just trying to get a sense for why this is happening?

Mike Stone:  Well I think the - we’re in the what, the sixth year of a softening market? Well you’re right, loss trends are more favorable than they have been. It’s still giving up a lot of rate over the last five or six years. At some point people start saying I’m not sure we can keep doing this. And you also see that there’s a number of companies that have added to their reserves. And you also see that property losses have been fairly significant over the last couple of quarters.

So I think those dynamics weigh into the overall psyche of the market and the competition. So I’m not surprised that things are bumping along on bottom right now, less competitive than it was last quarter. But we’ll see. We’ll see which direction it goes.

Jon Michael:  The other thing that occurs is fourth quarter tends to be more competitive than the first three quarters too. So, you know, our opinion is we had a bit of a bounce in the first quarter in terms of less competition, probably doesn’t mean all that much in the scheme of things. It’s still very competitive.

Vinay Misquith:  Sure, that’s fair enough. And on the CAT exposed property I believe you said that it’s too early to tell about what’s going to happen. But part of the discussions that you’re having with your clients or brokers in terms of pricing on the CAT exposed property?

Mike Stone:  Well, we’re talking about raising them. You know, we have to watch our overall exposure. When you have those kind of events you have to reevaluate your positions. When you have a catastrophe model change of the significance you have to look at your overall tolerances. And certainly if we can’t get price then we’ll have to we’re going to reduce our exposure one way or the other but we’re going to get some price in the process. And I think the market will allow that going forward given what’s going on. So those are the discussions. Whether it holds or not obviously we can’t make the market ourselves but we’ll see. Again like I said earlier, if you can’t get price after all of this, this business is even crazier than I thought it was.

Vinay Misquith:  Some have argued that the economic conditions are not that great. And so it’s difficult to put through small rate increases. Have you got some sort of pushback? What sort of reception are you getting from your clients in terms of rates?

Mike Stone:  Well, I mean they don’t like it. The brokers are pushing the other way. And, you know, what’s our combined ratio for the quarter? I mean again people look at that and say well you don’t need more rates. So it’s that kind of discussion and that’s what’s going on right now. There’s no clear direction on which way it will end up. But certainly given what we see what it looks like exposures have increased we believe that we need to get paid for that exposure. And I think the market, the brokers and the customers are pushing back on because results have been pretty good.

Vinay Misquith:  Right and just one last follow-up. You mentioned something about California and people sort of maybe seeking some more insurance and are buying some because of rate. Do you get a sense that your clients in general are more attuned to the catastrophe environment and therefore looking maybe on the margin to buy more or are they quite happy to sort of sit on the sidelines saying that the economy is weak and we’d rather not spend more money on insurance?

Mike Stone:  Again I don’t think there’s one answer to that. I think that depends on the customer. But certainly there is more interest in catastrophe exposed business given what we have witnessed over the last couple of quarters. Some are buying and some aren’t. And some, you know, recoil from the price and some don’t. So again, I don’t think there’s any clear direction at this stage. I think it’s like I said, I think it’s trying to find its - trying to find a spot.

Vinay Misquith:  Okay that’s great. Thank you very much for your answers.

Operator:  Once again ladies and gentlemen it’s star-1 if you have a question today. Up next we’ll go Ron Bobman of Capital Returns.

Ron Bobman:  Hi. I had a couple of questions. With respect to your crop business and I think it’s in some respects structured as a reinsurance transaction. But the root of my question is: any thoughts to hedging some of the added risk associated with the fact that we’re starting out the sort of crop measurement season with such high commodity prices as far as the I guess going in sort of reference price levels? That was my first question.

Joe Dondanville:  This is Joe Dondanville. We’ve looked at the possibility of hedging in the past and we think that the underlying economics associated with crop prices right now is - it bodes well for continued higher crop prices. Inventories to start the year are low. So unless there’s some significant over planting that would take place we don’t see that as a need at this point based on the size of our exposure.

Ron Bobman:  Okay thanks. And my second question is I forgot which of you made the comment as far as talking about the pricing cycle and where we are and what’s going on with pricing. And I think someone said from RLI on today’s call that we’re sort of waiting for I guess another catalyst or a catalyst for change to occur and I guess these things bouncing across the bottom.

And I’m wondering is it possible that in effect the catalyst has already occurred but it just takes time in effect for the declines to cease occurring followed by the flat period of bouncing across the bottom? And then like you said the market will allow you to believe to, you know, your customers will allow you to sort of get some rate increases and that we’re just in sort of in that continuum and that really isn’t necessarily a catalyst in the traditional sense as far as seeing something in the newspaper or a company folding or something along those lines? Thanks.

Mike Stone:  Yes, I’ll try that one. It’s Mike Stone again. You’re analogizing the industry as kind of a punch-drunk fighter and we can’t wake up yet from the last punch and when we do we’ll raise rates. I guess that’s possible. Certainly we haven’t seen any dramatic swing from the events that have already occurred.

And I do believe that we, you know, pricing rates are bumping along the bottom though I’m also a believer that, you know, we don’t stay in stasis. It moves one direction or the other. And I would suspect that the next move will be up. But I think other industry experts — I shouldn’t say other, I don’t include myself in there, so industry experts have been predicting a change for a while. And they have proven wrong each time.

But I do believe that that’s why I say, you know, we’re looking for a catalyst. We’re looking for something. But also I, you know, you have to balance that against the results have been pretty good. And until some of the standard lines companies, some of the major players start seeing unfavorable results it’s hard to see prices swinging dramatically to the upside.

Ron Bobman:  All right, thanks. And gentlemen you’ve definitely earned the title industry expert with your consistent long standing results. Hope it continues.

Mike Stone:  Thank you. I reserve that for Jon.

Operator:  And we’ll take the next question from Bijan Moazami.

Bijan Moazami:  I apologize, my line was on mute. Most of my questions were asked and answered but a couple of items. First of all, if you see a dramatic increase in your reinsurance prices on 1-1 how quickly you can transfer these prices to your primary writers?

Mike Stone:  It’s Mike Stone. We can move pretty quickly. I mean we close business out 60 days. But it shortens when the one there are fairly dramatic changes. We’ll shorten that pretty quickly. So we can move pretty fast.

Bijan Moazami:  Are you going to try to move the prices up before your reinsurance renewal comes due?

Mike Stone:  Hey Bijan we’re always trying. And we’ve just been fairly unsuccessful over the last few years. Yes, certainly we are going to push CAT rates starting now. And, you know, on our casualty business it’s been fairly soft. We’ve given up quite a bit of share because we’re trying to hold on to rates. We will continue to do that.

We want to be in good shape when there is a swing. We want our products position to be able to move fairly nimbly when there is a change. Because like I said, you know, everybody’s sitting around waiting for a change. Change doesn’t happen because everybody’s ready. Somebody has to get hurt and that hasn’t happened yet.

Bijan Moazami:  Okay Mike, could you comment on little bit on the terms and conditions on your casualty business? How was it in 2010? How is it right now in 2011? Are you seeing a lot of changes in that going forward because nobody’s talking about terms and conditions anymore?

Mike Stone:  Yes, Bijan I think the big change in terms and conditions really comes from the fact that a lot of the businesses in the standard lines space were, they don’t have, you know, they’re fairly set. They don’t have all the exclusions that we might have. They might not have the limitations that we might have in our products, because they are admitted products.

But other than that I don’t see at least in our competitive environment with other specialty and surplus lines companies I don’t see a lot of terms and conditions changing. Property, maybe deductibles are not as high as they were four or five years ago. But really we don’t see that deteriorating like you had in prior soft markets. So all in all I think the bigger - when you look at terms and conditions you got to look at the business in the standard lines space versus what’s in our space. That’s the big change.

Bijan Moazami:  Great thank you.

Operator:  And a final reminder to the phone audience is star-1 if you have a question. And will take a follow-up from Vincent DeAugustino.

Vincent DeAugustino:  Thanks, just curious — sorry if I missed it — how much did new products contribute to gross written premium in the quarter?

Jon Michael:  Yes that’s - Jon Michael here. It was about $20 million of the premium for the quarter.

Vincent DeAugustino:  And then just one follow-up, anything on the horizon in terms of crop insurance legislation coming from the government that could impact the Pro Ag business?

Jon Michael:  Well, you know, certainly with the government, particularly in today’s environment, anything could happen. But there’s nothing on the horizon that would say that they’re going to make a significant change to the crop program.

Vincent DeAugustino:  All right thanks.

Operator:  And everyone at this time there are no further questions. I’ll turn the conference back over to our speakers for any additional or closing remarks.

Jon Michael:  Thank you. It’s Jon Michael. We had a really good quarter. We’re proud of our people, our underwriters and everybody, our producers.

Mike indicated the market continues to be soft for our business as capital remains at a very high level in spite of the numerous CAT events that we had worldwide. Mike talked a little bit about expectations for what the change to one of the leading modelers, RMS has made, particularly with respect to wind business. It did have a surprising impact I think on companies’ loss expectations in the event of a southeast wind or southwest wind storm. So we think that that’s going to have some impact on reinsurance rates in the future and ultimately primary rates, as companies fold that into their modeling and their underwriting.

As previous a questioner, Ron, asked about new products we’re proud the $20 million of the $143 million of premium we produced during the quarter was from new products. And we’ll continue to look for those new opportunities.

We are excited about the CBIC acquisition and look forward to getting that transaction closed. We’re really looking forward to working with CBIC’s customers, their producers, and all the CBIC employees as we move forward through the rest of the year in the integration process.

We do remain well positioned, continue to perform well in spite of a soft insurance market and a troubled economy in the US and worldwide. I’ll tell you we’ll remain disciplined as always and look forward to talking to you all again next quarter. Thank you very much.

Operator:  And ladies and gentlemen that does conclude today’s conference. Thank you all for your participation.

# # # # # # # # # #   E  N  D   # # # # # # # # # #